Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Silexion Therapeutics Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	Other (457(c))	15,337,500	(2)	$0.87	(3)	$13,343,625	.0001476	$1,969.52
Fees Previously Paid	—	—	—	—		—		—		—
	Total Offering Amounts							$13,343,625		$1,969.52
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$1,969.52

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares, par value $0.0001 (“ordinary shares”) of Silexion Therapeutics Corp (“Silexion”) as may be issuable as a result of share splits, share dividends or similar transactions.
(2)	Represents the maximum number of ordinary shares that may be sold by the selling shareholder under this registration statement, consisting of (1) up to 15,000,000 ordinary shares that the selling shareholder may offer and sell after purchasing such shares from the Company from time to time under an ordinary share purchase agreement, effective as of August 15, 2024 (the “purchase agreement”), assuming a price of $1.00 per ordinary share, and (ii) 337,500 additional ordinary shares (assuming a price of $1.00 per ordinary share) that the selling shareholder may offer and sell after receiving such shares from the Company as a commitment fee for its entry into the purchase agreement.
(3)	Calculated pursuant to Rule 457(c) promulgated under the Securities Act, based on the average of the high ($0.894) and low ($0.8264) sales prices of the ordinary shares on the Nasdaq Global Market on September 6, 2024.